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										EXHIBIT 11

KENAN TRANSPORT COMPANY
Statement Re Computation of Per Share Earnings
(In thousands, except per share data)


                                                 Three Months Ended
                                                      March 31,
                                                --------------------
                                                        1999
                                                --------------------
Net income                                       $1,305      $1,175
                                                ====================
Shares:
Beginning shares outstanding                      2,422       2,400
Shares issued under executive incentive plan        --          --
                                                --------------------
      Basic shares outstanding                    2,422       2,400
Dilutive effect of outstanding options              --          --
                                               ---------------------
      Diluted shares outstanding                  2,422       2,400
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Basic and diluted earnings per share             $  .54      $  .49
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